UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2005

WRC MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	333-96119	13-4066536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

512 Seventh Avenue, 22nd Floor, New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 582-6700

Not Applicable
________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Q	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Q	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Q	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Q	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Elections of Directors; Appointment of Principal Officers.

On February 9, 2005, Martin E. Kenney requested paid leave from the position of Chief Executive Officer of WRC Media Inc. (the “Company”) and resigned as a Director on the Company's Board of Directors. On February 9, 2005, the Board granted Mr. Kenney his requested leave and accepted his resignation as a Director. Mr. Kenney's request for leave and his resignation from the Board followed his receipt of the notice from the staff of the Securities and Exchange Commission (the "SEC") referred to in Item 8.01 below.

During the pendency of his leave of absence, Mr. Kenney will remain an employee of the Company but will have no responsibility for the Company's day-to-day management and no responsibility for the preparation of the Company's financial statements, its public disclosure documents or similar matters. Mr. Kenney has agreed to perform limited services during his leave including work on pending special projects. The Board will continue to monitor further developments in the SEC investigation described in Item 8.01.

On February 9, 2005, the Board of Directors of the Company appointed Ralph D. Caulo as interim Chief Executive Officer of the Company. Mr. Caulo is 65 years old and has been the Vice-Chairman and a Director on the Company’s Board of Directors since 1999. From 1998 to 2002, Mr. Caulo served as an outside consultant at Ripplewood Holdings L.L.C., which specializes in private equity investments and is the general partner of Ripplewood Partners, L.P. which controls EAC III L.L.C., the majority owner of the Company. From 1991 to 1998, Mr. Caulo held the dual position of Executive Vice President of Simon & Schuster and President of its Educational Publishing Group. In this position, Mr. Caulo oversaw one of the world's largest educational publishers. From 1989 until 1991, Mr. Caulo was President and Chief Executive Officer of Harcourt Brace Jovanovich. He began his career at Harcourt Brace Jovanovich in sales in 1974, and then moved through marketing, editorial, development and senior management to become President and CEO in 1988.

The Company and Mr. Caulo intend to modify the terms of his existing employment agreement to reflect his new responsibilities. Pursuant to his existing employment agreement, Mr. Caulo currently is paid a base salary at a rate of $390,000 per annum and is eligible for an annual bonus based on the achievement of specific objectives established by the Board of Directors. If Mr. Caulo’s employment is terminated by the Company for any reason other than for “Good Cause” (as defined in his employment agreement), including a refusal to renew his employment agreement by the Company, the company shall pay to Mr. Caulo severance in the amount of his base salary for eighteen months plus any accrued bonus. Mr. Caulo has been granted stock options to purchase common stock of the Company pursuant to his existing employment agreement.

Item 8.01. Other Events.

As previously disclosed in our Form 8-K filed with the SEC on December 15, 2003, the SEC has been conducting an inquiry concerning the Company. The SEC's inquiry focused on a single December 2002 transaction involving the Company's CompassLearning unit, with respect to which the Company initially recognized revenue in the 4th Quarter of 2002, established a bad debt reserve in the 1st Quarter of 2003 for the full amount of the previously recorded accounts receivable related to this transaction and subsequently reversed entirely when the Company restated in 2004 its financial statements for 2002 and 2003 for this and other matters, as described in our Form 10-K filed with the SEC on June 15, 2004. In connection with this inquiry, on February 3, 2005 three of the Company’s employees, including the Company’s Chief Executive Officer, Martin E. Kenney, received "Wells Notices" from the staff of the SEC informing them that the staff intends to recommend that the SEC commence legal actions against such employees alleging violations of Section 10(b) of the Securities Exchange Act of 1934, Rule 10b-5 thereunder and certain other federal securities laws. The Company has not received a “Wells Notice” from the staff of the SEC and has no reason to believe that it will become the subject of an enforcement action related to the SEC's investigation.

Item 9.01. Exhibits.

99.1 --	Restated and Revised Employment Agreement dated as of January 1, 2002, between WRC Media Inc. and Ralph D. Caulo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 9, 2005

WRC MEDIA INC., (Registrant)
/s/ Richard Nota
Name: Richard Nota
Title: Executive Vice President, Operations

(Signature)